MEMORANDUM

FT 9676

File No. 333-259045

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on October 13, 2021 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been added.
Page 3	The following information for the Trust appears:
The Aggregate Value of Securities initially deposited has been added.
The initial number of Units of the Trust
Sales charge
The Public Offering Price per Unit as of the business day before the Initial Date of Deposit
The Mandatory Termination Date has been added.
Page 5	The Report of Independent Registered Public Accounting Firm has been completed.
Page 6	The Statement of Net Assets has been completed.
Pages 7-8	The Schedule of Investments has been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

/s/ CHAPMAN AND CUTLER LLP

October 13, 2021